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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                           --------------------------

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): July 23, 1999


                                  NAVIDEC, INC.
               (Exact Name of Registrant as Specified in Charter)

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
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
               COLORADO                              0-29098                            33-0502730
    (State or Other Jurisdiction of          (Commission File Number)       (IRS Employer Identification No.)
            Incorporation)
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         14 INVERNESS DRIVE, SUITE F-116, ENGLEWOOD, CO                80112
           (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (303) 790-7565.






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ITEM 5.  OTHER EVENTS.

         On July 23, 1999, Wells Fargo committed to make a strategic investment of $25 million in Navidec, Inc. and its wholly owned subsidiary, DriveOff.com, Inc. Closing of the transactions is subject to customary closing conditions, including execution of certain co-marketing and long term consulting agreements described below. The parties expect to close both transactions in the first half of August 1999.

         For its $10 million investment in Navidec, Wells Fargo will receive (i) 380,000 shares of Navidec's common stock, representing approximately 4.9% of its outstanding common stock and (ii) a $6,200,000 promissory note convertible into 620,000 shares of non-voting common stock of Navidec. The interest rate on the Navidec note is 3% per annum, accrued semi-annually and payable at maturity of December 31, 2004. The Navidec note can be voluntarily converted by Wells Fargo at any time, and conversion is mandatory upon the amendment of Navidec's Articles of Incorporation to allow for the issuance of non-voting common stock.

         However, if the Articles of Incorporation are not amended by December 31, 2000, then Wells Fargo may either require prepayment of the note, including accrued interest calculated at 7% per annum, or put the note to Navidec at a price equal to the product of (i) the number of shares into which the note is convertible and (ii) the average closing price of Navidec's common stock for the ten (10) trading days ending on the day immediately before Wells Fargo delivers notice of its election to put the note to Navidec.

         In addition, Wells Fargo has committed to invest $15 million in DriveOff.com, Navidec's next generation automotive e-commerce company. Wells Fargo will receive a $15 million note convertible into 20% of DriveOff.com's capital stock outstanding as of the closing of the transaction. The credit agreement under which the note will be issued contains certain affirmative and negative covenants that are customary for lending transactions.

         The debt to be issued by DriveOff.com to Wells Fargo will carry a 3% annual interest rate, accrued semi-annually and payable at maturity on January 1, 2005. The DriveOff.com note is voluntarily convertible at any time by Wells Fargo, and there is mandatory conversion (i) immediately prior to the consummation of an initial public offering by DriveOff.com with gross proceeds to DriveOff.com of at least $15 million or (ii) on December 31, 2004. However, if, among other events, the initial public offering is not completed by October 31, 2001, Wells Fargo may require prepayment of the note, including all accrued interest. DriveOff.com's obligations under this note are guaranteed by Navidec.

         In connection with its DriveOff.com investment, at closing, Wells Fargo will also receive a 5-year warrant exercisable one year after the closing for an additional 1% of DriveOff.com at a per share exercise price equal to 140% of the effective per share price for the initial $15 million investment. In addition, Wells Fargo will receive certain registration rights for the common stock it will acquire in each company.

         Navidec, DriveOff.com and Wells Fargo are currently negotiating the terms of a co-marketing agreement and a long term consulting agreement under which Navidec and DriveOff.com would provide additional services to Wells Fargo.

         For so long as Wells Fargo is subject to the Bank Holding Company Act of 1956, it has agreed not to exchange any of its non-voting stock for, or convert any of its convertible debt securities into, voting Navidec or DriveOff.com stock, as applicable, if after giving effect to such exchange or conversion, it would hold more than 5% of any class of voting securities of Navidec or DriveOff.com, as applicable.
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Item 7(c).        Exhibits

         99.1 Stock and Note Purchase Agreement dated as of July 23, 1999 by and between Navidec, Inc. and WFC Holdings Corporation.

         99.2 Credit Agreement dated as of July 23, 1999 by and among DriveOff.com, Inc., Navidec, Inc. and WFC Holdings Corporation.

         99.3 Form of Note of Navidec, Inc. payable to the order of WFC Holdings Corporation.

         99.4 Form of Term Note of DriveOff.com, Inc. payable to the order of WFC Holdings Corporation.

         99.5 Form of Guarantee of Navidec, Inc. in favor of WFC Holdings Corporation.

         99.6 Form of Registration Rights Agreement by and between Navidec, Inc. and WFC Holdings Corporation.

         99.7     Press Release dated July 26, 1999.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 NAVIDEC, INC.



Date: July 28, 1999                              By: /s/ Patrick Mawhinney
                                                    ------------------------
                                                    Patrick Mawhinney
                                                    Chief Financial Officer